EXHIBIT 99.1
News
For Immediate Release June 15, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. INDICATES SECOND QUARTER FINANCIAL RESULTS WILL BE LOWER THAN EXPECTED
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Company Cites Finnish Paper Industry Labor Dispute, As Well As Additional Costs of New Facilities and Slower Market Conditions
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NEW YORK, June 15--Minerals Technologies Inc. (NYSE: MTX) today announced that its financial results for the second quarter of 2005 will be significantly lower than expected primarily because of an extended lockout in the Finnish paper industry. The company is also experiencing higher than anticipated start-up costs at two new facilities in China, continued ramp-up costs at a merchant facility in Germany, as well as recent softness in some of the steel and automotive markets the company serves.

        "Minerals Technologies has precipitated calcium carbonate manufacturing facilities in Finland that have been affected by this labor dispute, which began in March when the paper union placed a ban on overtime work after contract negotiations with the paper companies came to a standstill," said Paul R. Saueracker, chairman, president and chief executive officer. "This dispute resulted in sporadic strikes that occurred in April and May and finally a lockout by the paper companies that began May 18. As of yesterday, after talks broke down with the union, the paper companies extended notification of that lockout until July 6. This development will have a significant impact on our second quarter earnings."

        Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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        This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/